Exhibit 10.1

151 O'Connor St.
Ottawa, Ontario
K2P 2L8
T. 613-241-2828

SHOPIFY.COM

Jessica Hertz

July 31, 2026

Dear Jess,

Offer of Employment

INTRODUCTION

In exchange for good and valuable consideration, including the benefits set out below in connection with your relocation to Toronto, Canada (the “Relocation”), you are entering into this agreement to confirm the terms and conditions of your employment with Shopify Inc. (“Shopify” or the “Company”) effective as of August 1, 2026 (this date, or the date you actually relocate to Toronto and begin work for the Company, is the “Effective Date”), conditional on you signing and returning a copy of this agreement before the Effective Date.

1.Position and Recognition of Service

You will continue to be employed as a Chief Operating Officer and will report to Tobias Lütke, Chief Executive Officer. As you know, Shopify is a growing and dynamic company so you will be expected to complete other duties as assigned. All Shopifolk need to remain flexible in the types of work they do. This offer assumes that type of flexibility.

We’ll continue to recognize your prior service with Shopify (USA), Inc. for the purposes of our internal service-based entitlements, the Additional Notice set out in the section entitled "Termination of Employment", as well as to the extent required by applicable employment standards legislation.

2.Suspension of Existing Agreement with the Subsidiary

As of the Effective Date, your employment agreement with Shopify (USA), Inc. dated March 23, 2022 will be suspended and you will accrue no rights or benefits thereunder.

3.Location

You’ll be required to work from a home workspace located in Toronto, Ontario. The home workspace should be a dedicated space furnished and equipped as appropriate for your job. You are responsible for ensuring that the home workspace complies with all home or tenant insurance policies and for the costs associated with maintaining your home workspace, including utilities and any renovation costs. You can’t hold out your home office location as a Shopify place of business or to list it in any official communication. You’ll need to provide at least one month’s written notice to request a change to your city or province of work.

At times you may be required to attend Shopify's offices, or some other location as determined by Shopify, for training, meetings, etc.

4.Equipment

Shopify will provide the necessary equipment, software and hardware (together, “Equipment”) to do your job. Shopify owns this Equipment and access is to be limited solely to you for the purpose of conducting Shopify business. Subject to the insurance provisions outlined in the Place of Work paragraph, any insurance required on Equipment will be Shopify’s responsibility.

You’re expected to treat the Equipment with care and you are responsible for any damage to the Equipment beyond the wear and tear of normal usage. You must notify Shopify of any malfunction or other issues with the Equipment, and Shopify alone will make arrangements for any necessary repairs. All Equipment must be returned upon termination of the employment relationship. If any Equipment is not returned upon termination, Shopify reserves the right to recover costs from any final payment that is owed to you, and by signing this agreement you authorize such deduction in accordance with applicable employment standards legislation.

5.Relocation Assistance

In order to assist you with your Relocation, you are entitled to the benefits described in the attached Relocation Assistance Exhibit, subject to the conditions described therein. No additional amount will be provided by the Company with respect to relocation costs.

Shopify may deduct any amounts repayable by you as described in the Relocation Assistance Exhibit from any payments owing to you, including without limitation wages and vacation pay, to the extent permitted by applicable employment standards legislation. You agree that this agreement constitutes sufficient authorization for such deduction in accordance with, and where permitted by, applicable employment standards legislation. If you do not have sufficient payments owing to you to offset the repayment amount, you will repay such amounts to Shopify within thirty days of your last day of employment or failure to relocate, as applicable.

6.Shopify Rewards Wallet

You will continue to participate in Shopify’s Rewards Wallet (the “Rewards Wallet”) which is governed by this Section and the terms and conditions of Shopify Flex Comp (the “Terms and Conditions”). As of the Effective Date, your Total Reward (as defined in the Terms and Conditions) is an annualized amount of $1,000,000 USD (the "Total Reward"), converted to CAD as of January 1 and July 1 each year based on an FX rate determined by Shopify at its discretion. Your current Salary Allocation (as defined in the Terms and Conditions, the “Salary”) and Equity Allocation will remain intact after your Relocation.

Your existing equity awards will continue to be governed by the terms and conditions of the applicable grant agreement(s), plan document(s) and the Terms and Conditions (as applicable).

As per the Terms and Conditions, Shopify reserves the right to terminate or amend the Rewards Wallet and replace it with a different scheme to reward its employees, subject to compliance with applicable employment standards legislation.

7.Employee Benefits

You will continue to participate in Shopify’s Family Health Plan that is in effect for all Shopify employees, as amended from time to time. The terms of these benefits will be provided under separate cover but we have enclosed a copy of our Family Health Plan booklet summarizing this information. Please note that, to the extent permitted by applicable employment standards legislation, Shopify reserves the right to unilaterally revise or eliminate any of the terms or benefits of the Family Health Plan. You acknowledge and agree that subject to compliance with any applicable minimum requirements of employment standards legislation, all salary-based entitlements that arise under our benefit plans, our policies and programs, or employment standards legislation will be based on your Salary only.

8.Hours of Work, Vacation and Holidays

We believe that different employees are more productive at different hours of the day and during different days of the week, but we do expect you to devote your time, skill and effort to Shopify on a full-time basis (around 40 hours per week). In all cases, our focus is on employees acting responsibly and efficiently in a task-driven manner. Where practicable, please get your lead’s approval before working any additional hours. In all cases, additional hours worked must be reported to your Lead by the end of the next business day.

Similar to our approach on the hours you will work, we are also flexible when it comes to vacation and holidays. You’ll accrue up to three weeks of vacation per calendar year; however, we may at our discretion accommodate reasonable requests for additional vacation days in accordance with Shopify’s vacation policies, as amended from time to time. Subject to applicable employment standards legislation, you can’t carry over unused vacation entitlements. In addition to vacation, you will be paid for all public holidays in accordance with the provisions of the applicable employment standards legislation. For the year of your Relocation, your vacation entitlement will be prorated.

Your signature below represents written authorization pursuant to applicable employment standards legislation for Shopify to: (i) include your vacation pay in your regular pay cheque or deposit on the regular payroll date during or immediately following your vacation time; and (ii) deduct amounts representing advanced vacation that was not accrued from your wages or other amounts owing to you following the end of your employment.

Side hustles? You agree that within five days of the Effective Date, you will disclose any outside work as required under the Working Outside of Shopify policy (accessible on Shopify’s Vault), regardless of whether you have already disclosed this work to recruiting.

9.Shopify’s Policies

You are required, at all times, to comply with: (i) all applicable laws; and (ii) Shopify’s rules, policies, systems and procedures, including Shopify’s data protection and information security policies (collectively, “Policies”) that are in force from time to time. Copies of current Policies have been provided to you. Shopify reserves the right to introduce new Policies and/or change the provisions of any of its Policies at any time.

Shopify has an accommodation and accessibility process in place and provides accommodations for employees with disabilities in accordance with applicable legislation. If you require a specific workplace accommodation because of a disability or other reason, please contact your manager to discuss further.

You acknowledge receiving a copy of the workplace poster entitled “Employment Standards in Ontario”, which is available on the Ministry of Labour website: https://www.labour.gov.on.ca/english/es/.

10.Termination of Employment

It is always difficult to consider termination, however, we believe that it is important that you understand and agree to your entitlements upon the termination of your employment with Shopify. In all cases, Shopify intends to and will comply with all minimum applicable requirements of applicable employment standards legislation.

a.Resignation

You may resign from your employment by providing Shopify with 30 days’ notice. After receiving your notice, Shopify may decide to excuse you from further performance of your duties or responsibilities, which may include loss of access to Shopify’s systems and a requirement that you cease all business communications with Shopify merchants, suppliers, contractors and others. You will always receive all payments, benefits and other entitlements to which you are entitled under applicable employment standards legislation. For avoidance of doubt, except as required by applicable employment standards legislation, you will not receive any grants of RSUs or Stock Options (collectively, “Equity”) after the date on which you give notice of your resignation to Shopify.

b.Termination by Shopify without Cause

Shopify may terminate your employment without Cause (as defined below), in circumstances permitted by applicable employment standards legislation, by complying with only the applicable minimum requirements of applicable employment standards legislation in respect of the termination of your employment.

In addition to complying with all applicable minimum requirements of applicable employment standards legislation, if your employment is terminated without Cause or you resign for "Good Reason" (as defined below) and you sign a release in a form acceptable to Shopify which contains, among other terms, a full and final release of claims against Shopify as well as confidentiality and non-disparagement provisions in favour of Shopify (the “Release”), within 7 days of the last day of your employment as specified in the Company’s written notice to you (the “Last Day of Employment”), Shopify will provide you with “Additional Notice” equal to 12 months plus one (1) additional week for each completed year of service with the Company, less the aggregate number of weeks of notice (or pay in lieu of such notice) and severance pay to which you are entitled under applicable employment standards legislation. At the discretion of Shopify, the Additional Notice may be provided by working notice or pay in lieu of notice (or a combination thereof) as follows:

(A)    To the extent the Additional Notice is provided by working notice, your employment entitlements will continue during any working notice period. If all of the Additional Notice is provided by working notice, then the Company will also provide you with payment of an amount equal to one week of your Salary only following the Additional Notice.

(B)    To the extent the Additional Notice is provided as pay in lieu of notice, such payments will be calculated on the basis of your Salary only and, at the Company’s election, may be paid either as a lump sum or in accordance with the Company’s usual payroll practices, starting after the aggregate of the number of weeks represented by your notice and severance entitlements under applicable employment standards legislation following the Last Day of Employment.

Upon termination of your employment without Cause, you will receive any grant of Equity and any vesting of granted but unvested Equity which would occur over the applicable minimum statutory notice period to which you are entitled pursuant to applicable employment standards legislation, but you will not receive any grant of Equity or any vesting of granted but unvested Equity which would occur after the last day of the applicable minimum statutory notice period to which you are entitled pursuant to applicable employment standards legislation, whether such period arises from a contractual or common law right, and you expressly waive any entitlement to damages or other compensation whatsoever in respect of any Equity, pro-rated or otherwise, which would have vested, been granted or paid to you after the last day of the applicable statutory notice period to which you are entitled pursuant to applicable employment standards legislation. Shopify also agrees to negotiate in good faith to include a mutual non-disparagement instruction in connection with a termination without Cause.

Notwithstanding the foregoing, in the event that you are terminated without Cause or you resign for “Good Reason” solely as a result of, and within twelve months after, a Change in Control, as that term is defined in Shopify’s Long Term Incentive Plan and Stock Option Plan, Shopify will accelerate the vesting of your RSUs and Stock Options (if any) (“Acceleration”), provided, that to be eligible for Acceleration under this paragraph, you execute and become bound by the Release.

“Good Reason” will mean the occurrence of any of the following actions undertaken by Shopify without your express, prior consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your Salary, provided however, that Good Reason will not be deemed to have occurred in the event of a reduction in your Salary which is pursuant to a salary reduction program affecting the CEO and all or substantially all other senior management employees of Shopify and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a material change in the geographic location at which you provide services to the Company; or (iv) a material breach by Shopify of this agreement or any contract between you and Shopify concerning the terms and conditions of employment. For “Good Reason” to exist, you must provide Shopify with written notice of the event giving rise to such claim for Good Reason within thirty (30) days after you learn of the occurrence of such event, and Shopify has thirty (30) days to rectify, address, and cure such concern. If Shopify cures such occurrence, the resignation will not be for Good Reason. If Shopify does not cure such occurrence, you must resign within thirty (30) days after the expiry of the cure period for the resignation to be for Good Reason.

c.Termination by Shopify for Cause

Shopify may terminate your employment for Cause, in circumstances permitted by applicable employment standards legislation, in which case, Shopify’s sole obligation will be to comply with the minimum applicable requirements of applicable employment standards legislation in respect of such termination, including by providing you with your accrued wages and vacation pay, if any, earned by you up to and including the date of termination, together with reimbursement for expenses properly incurred prior to the termination date. For the avoidance of doubt, you will receive any termination pay, severance pay and benefit continuation if required to comply with the minimum applicable requirements of applicable employment standards legislation. For purposes of this agreement, Cause means: (i) conduct by you constituting a material act of willful misconduct in connection with the performance of your duties or your violation of Shopify’s policies; (ii) the commission by you of any felony or misdemeanor involving moral turpitude, deceit, dishonesty, fraud, or any conduct by you that would reasonably be expected to result in material injury to Shopify if you were retained in your position; (iii) continued, willful and deliberate non-performance by you of your duties for Shopify; (iv) a breach by you of any of the provisions contained in any confidentiality, assignment, and/or protective covenants agreement you execute with Shopify; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Shopify to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations. For avoidance of doubt, except as required to comply with applicable employment standards legislation, you will not receive any grant of Equity or vesting of any granted but unvested Equity after the date on which your employment is terminated for Cause.

You agree that the arrangements set out in this section entitled “Termination of Employment” fully satisfy Shopify and all affiliates’ obligations to you in respect of the termination of your employment, including in the event that you claim constructive dismissal, and, except as set out in this section entitled “Termination of Employment”, no further amounts or damages will be payable to you by Shopify or its affiliates in respect of the termination of your employment (including, without limitation, in respect of notice of termination, severance, incentive compensation or other compensatory payments) and you waive any entitlement to notice at common law, provided that under no circumstance will you receive less than your minimum entitlements under applicable employment standards legislation. By signing below, you agree to receive any applicable required statutory severance pay via installments, in accordance with Shopify’s payroll practices, as amended from time to time. You also agree that this section entitled “Termination of Employment” will continue to apply to you (i) regardless of the length of your employment with Shopify or any change in your position or other terms of employment, and (ii) in the event you are constructively dismissed from employment. You acknowledge that any payment, benefit or other entitlement under this section that is in excess of your minimum entitlements under applicable employment standards legislation is conditional on you returning a signed copy of the Release within 7 days of your Last Day of Employment, and that if you fail to do so your entitlements will be limited to the minimum applicable requirements of employment standards legislation. You acknowledge and agree that you have not been induced by Shopify to leave prior employment and also understand that in determining your entitlements on termination no service with any previous employer will be recognized, except as necessary to comply with the minimum requirements of applicable employment standards legislation.

/s/ JH
Employee Initial to Confirm Review, Understanding and Acceptance of the
terms contained in the section entitled “Termination of Employment”.

11.Intellectual Property Rights & Arbitration Agreement & Privacy Consent

We have enclosed our most recent standard Intellectual Property Rights & Arbitration Agreement (“IPRAA”). The IPRAA provides details of your obligations to Shopify with respect to confidentiality, intellectual property, and other restricted activities and sets out our confidential dispute resolution process. The obligations provided in the IPRAA will survive the termination of your employment, regardless of the reason for termination. This offer of employment is conditional upon you accepting the terms of the IPRAA.

By signing this agreement, you represent and warrant that you are lawfully entitled to work in Canada under the terms and conditions set out in this agreement. If you require a work permit in order to lawfully perform your duties in Canada, your employment is conditional upon and subject to obtaining and maintaining such work permit. For clarity, Shopify reserves the right to terminate your employment prior to the expiration of your work permit in accordance with the terms of this agreement. If applicable, you must notify the Talent team (your Business Partner, Talent Coordinator and/or the Mobility team) six months in advance of the expiry date of your work permit. In addition, should a situation arise where you might be unable to lawfully perform your duties, you must immediately advise the Talent team.

You consent to Shopify collecting, processing, using, transmitting or retaining any of your personal information that is reasonably necessary for the purposes of establishing, administering or furthering the employment relationship between you and Shopify. The Employee Privacy Policy is available upon request from the Talent team or within Shopify’s Vault, and the Candidate Privacy Notice is available at https://www.shopify.com/careers/candidate-privacy-notice.

12.General

This agreement, together with the documents incorporated by reference, constitutes the entire agreement between you and Shopify with respect to your employment with Shopify as of the Effective Date. If you accept this offer and commence employment with Shopify pursuant to this agreement, this agreement will supersede and replace all prior employment agreements between you and Shopify, except to the extent that (a) such prior agreements contain obligations to Shopify that survive the termination thereof (e.g. ongoing confidentiality obligations), or (b) this agreement, or any provision(s) thereof, is found to be unenforceable, in which case the prior agreement, or relevant provision(s) thereof, will continue to apply. If you fail to accept this offer – or if you do not commence employment with the Company pursuant to this agreement – this offer will be null and void and your employment will continue to be governed by the existing agreement between you and Shopify (USA) Inc., dated March 23, 2022.

This agreement will be governed by and construed in accordance with the laws of the province in which you are employed and the applicable federal laws of Canada.

If any provision in this agreement is determined to be invalid, void or unenforceable by an adjudicator of competent jurisdiction, the provision in question will not be deemed to affect or impair the validity or enforceability of any other provision of this agreement and such invalid or unenforceable provision or portion thereof will be severed from the remainder of this agreement.

All amounts set out in this agreement are subject to applicable withholdings and deductions.

In the event that the minimum standards set out in the applicable employment standards legislation (as may be amended from time to time) are more favourable to you than a term or provision provided for in this agreement, then the provisions of the applicable employment standards legislation will apply in respect of that term or provision.

You acknowledge that you have been afforded an opportunity to obtain independent legal advice with respect to this agreement and its terms, and are executing it freely, voluntarily and without inducement or duress on the part of Shopify.

If you are prepared to accept continued employment with Shopify in accordance with the terms and conditions outlined in this agreement and the documents incorporated by reference, please sign both the IPRAA and this agreement and return them via Docusign.

We look forward to your acceptance of this offer, which will expire on July 31, 2026.

Yours truly,
Shopify Inc.

/s/ Tobias Lütke

Per: Tobias Lütke
Chief Executive Officer

EMPLOYEE’S AGREEMENT

I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider this agreement. I have received good and sufficient consideration for the terms and conditions set out in this agreement, including the Relocation Assistance, and accept continued employment with Shopify on those terms and conditions, including without limitation, the terms and conditions relating to the Shopify Rewards Wallet set out in the section of this agreement entitled “Shopify Rewards Wallet”, and the provisions governing my entitlements upon termination of employment set out in the section of this agreement entitled “Termination of Employment”. I further understand that the IPRAA contains provisions requiring disputes in respect of my employment to be subject to private arbitration, unless prohibited by law. I acknowledge and agree that I will not be able to participate in civil or class action claims in respect of my employment, subject to and in accordance with the terms of the IPRAA.

/s/ Jessica Hertz	7/31/2026
Jessica Hertz	Date

Relocation Assistance Exhibit

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]